NOTIFICATION  OF  THE  REMOVAL  FROM  LISTING  AND REGISTRATION OF THE STATED
SECURITIES

The American Stock Exchange LLC hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on October 27, 2007, pursuant to the provisions of Rule 12d2-2 (a). 17CFR240.12d2-2(a)(3)

The removal of BPZ Energy, Inc. Common Stock, Without Par Value is being effected because the Exchange knows or is reliably informed that on October 5, 2007, the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment; BPZ Energy, Inc. securities were substituted for Common Stock, Without Par Value of BPZ Resources, Inc. which is listed on the American Stock Exchange under the symbol BZP.

The security was suspended from trading by the Exchange on October 17, 2007.